Exhibit 99.1

JOINT FILING AGREEMENT

This agreement is made pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934 (the "Act") by and among the parties listed below, each referred to herein as a "Joint Filer."  The Joint Filers agree that a statement of beneficial ownership as required by Section 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13D or Schedule 13G, as appropriate, and that said joint filing may thereafter be amended by further joint filings.  The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.

IN WITNESS WHEREOF, the undersigned have executed this agreement as of the 2nd day of February 2009.

SORENSEN TRUST
By:	/s/ D. Stephen Sorensen
D. Stephen Sorensen Trustee /s/ Shannon P. Sorensen
Shannon P. Sorensen Trustee

/s/ D. Stephen Sorensen
D. STEPHEN SORENSEN

/s/ Shannon P. Sorensen
SHANNON P. SORENSEN
KOOSHAREM CORPORATION
By:	/s/ D. Stephen Sorensen
D. Stephen Sorensen Chief Executive Officer